Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Selina Hospitality PLC on Amendment No. 3 to Form F-4 of our report dated March 29, 2022, which includes an explanatory paragraph as to BOA Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of BOA Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 26, 2020 (inception) through December 31, 2020, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 30, 2022